Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333 197645, No. 333-228431, and No. 333-252608) on Form S-8 of MicroStrategy Incorporated of our reports dated February 12, 2021, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and the financial statement schedule, Schedule II, Valuation and Qualifying Accounts, (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of MicroStrategy Incorporated.

Our report dated February 12, 2021, on the consolidated financial statements, refers to the Company’s change in its method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and its subsequent amendments (“ASU 2016-02”).

/s/ KPMG LLP

McLean, Virginia

February 12, 2021